                                    Exhibit 7
                                    ---------

                            CALL/PUT OPTION AGREEMENT
                            (PREFERRED ULTRAK SHARES)

                                     Between

Niklaus Zenger, Rossliweg 12, 4538 Oberbipp, Switzerland
(hereinafter referred to as "Zenger")

                                       and

Victoria & Eagle  Strategic  Fund,  Cayman  Island,  c/o  Victoria & Eagle Asset
Management S.A. - via Nassa 44, Lugano,  Switzerland (hereinafter referred to as
"Victoria & Eagle")

WHEREAS Victoria & Eagle is shareholder of Ultrak Inc.,  Lewisville,  Texas, USA
(hereinafter  referred  to as  ULTRAK)  and may wish to sell  130,233  preferred shares of ULTRAK to Zenger;

WHEREAS  Zenger is a  shareholder  of ULTRAK  and may wish to  purchase  130,233 preferred shares of ULTRAK from Victoria&Eagle.

NOW THEREFORE the parties agree as follows:

1. Zenger hereby agrees to assign to Victoria & Eagle a put option right for the sale of  130,233  preferred  shares of ULTRAK  to  Zenger  for a total  purchase consideration of USD 2,200,000.--.

2.  Victoria & Eagle  hereby  agrees to assign to Zenger a call option right for the  purchase  of  130,233  preferred  shares of  ULTRAK  by Zenger  for a total purchase consideration of USD 2,200,000.--

3. The put option is valid during a period of 6 month  starting 90 days from the signing  date of this  agreement.  The call option is valid during a period of 9 months starting from the date of this agreement.

4. The  exercise  of the  Call-Option  and/or the  Put-option  has to be made in writing and transferred by the respective  beneficiary to the respective obligee by registered Mail to the a/m adresses.

5. In case of an exercising  of one of the options by either party,  Zenger will transfer the total  purchase  consideration  of USD  2,200,000.00  at Victoria &
Eagles  first  request  to  the  account  indicated  in  writing  to  Zenger  by
Victoria&Eagle.

This Agreement shall be subject to and governed by Swiss Law.

Date: 10th January 2002

Niklaus Zenger                                  Victoria & Eagle Strategic Fund

/s/ Niklaus Zenger                              /s/ Fabio Conti
                                                Fabio Conti
                                                Director